Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-69726, 333-147882 and 333-158216) of Dell Inc. of our report dated June 21, 2011 relating to the financial statements and supplemental schedule of the Dell Inc. 401(k) Plan, which appears in this Form 11-K.
PricewaterhouseCoopers LLP
Austin, Texas
June 21, 2011